Exhibit 99.3

Consent of Director Nominee

Memic Innovative Surgery Ltd.

In connection with the filing by Memic Innovative Surgery Ltd. of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Memic Innovative Surgery Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of September 21, 2021.

/s/ Robert L. Ryan
Name: Robert L. Ryan